Exhibit 99.3

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Schedule 13D (the "Schedule 13D") filed on or about this date, including any future amendments thereto, relating to the acquisition of the right to vote in favor of the Agreement and Plan of Merger, dated December 10, 2007, by and among JDS Uniphase Corporation, Light Acquisition Corp. and American Bank Note Holographics, Inc., is being or will be, as applicable, filed on behalf of the undersigned.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Schedule 13D is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date:  December 19, 2007

JDS UNIPHASE CORPORATION

By:	/s/ Christopher S. Dewees
Name:	Christopher S. Dewees
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

LIGHT ACQUISITION CORP.

By:	/s/ Christopher S. Dewees
Name:	Christopher S. Dewees
Title:	President and Secretary